Exhibit 3.11

THIS WARRANT AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR COMPLIANCE WITH AN EXEMPTION THEREFROM (SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY) AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

July 15, 2024

GREENFIELD ROBOTICS CORPORATION

WARRANT TO PURCHASE SHARES OF PREFERRED STOCK

THIS IS TO CERTIFY THAT, for value received, __________________________________________, or its registered transferees, successors or assigns (each person or entity holding all or part of this Warrant being referred to as a “Holder”), the registered holder of this warrant certificate (the “Warrant”), is entitled to purchase 343,000 shares (as adjusted pursuant to Section 3 hereof, the “Warrant Shares”) of Series Seed Preferred Stock of Greenfield Robotics Corporation, a Delaware corporation (the “Company”), as such stock is delineated in the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on May 26, 2022 (the “Preferred Stock”), at a purchase price of $0.01 per share (as adjusted pursuant to Section 3 hereof, the “Purchase Price”), on or before 5:00 p.m., Eastern Time, on December  July 15, 2034 (the “Expiration Date”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used in this Warrant, the term “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York, are not open for the general transaction of business.

Section 1.               Method of Exercise; Payment; Issuance of New Warrant.

(a)            Subject to the provisions hereof, the Holder may exercise this Warrant, in whole or in part and from time to time before the Expiration Date (the “Exercise Period”), by the surrender of this Warrant (with the Notice of Exercise attached hereto as Appendix A duly executed) at the principal office of the Company, or such other office or agency of the Company as it may reasonably designate by written notice to the Holder, during normal business hours on any Business Day in the Exercise Period, and the payment by the Holder shall be made by one of the following methods:

(i)	by wire transfer of immediately available funds to an account designated to the exercising Holder by the Company of an amount equal to the then applicable Purchase Price multiplied by the number of Warrant Shares then being purchased; or

(ii)	by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of the Warrant with an aggregate Fair Market Value (as defined below) as of the date of exercise of this Warrant (the “Exercise Date”) equal to such aggregate Purchase Price.

In the event of any withholding of Warrant Shares or surrender of other equity securities pursuant to clause (ii) above where the number of shares whose value is equal to the Purchase Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified cheque, bank draft or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (X)  such incremental fraction of a share being so withheld or surrendered multiplied by (Y) the Fair Market Value per Warrant Share as of the Exercise Date.

(b)            In the event of any exercise of the rights represented by this Warrant, certificates (electronic or otherwise) for the whole number of shares of Preferred Stock so purchased shall be delivered to the Holder (or such other person or persons as directed in writing to the Company by the Holder) as promptly as is reasonably practicable after such exercise at the Company’s expense, and, unless this Warrant has been fully exercised, a new Warrant representing the whole number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as reasonably practicable after such exercise.

Section 2.  Reservation of Shares. The Company shall keep reserved a sufficient number of shares of the authorized and unissued shares of Preferred Stock to provide for the exercise of the rights of purchase represented by this Warrant in compliance with its terms. All Warrant Shares issued upon exercise of this Warrant shall be, at the time of delivery of the certificates for such Warrant Shares upon payment in full of the aggregate Purchase Price therefor in accordance with the terms of this Warrant, duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock of the Company.

Section 3.  Certain Adjustments and Distributions. The number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)            Subdivision, Consolidation, Reclassification or Change in Warrant Shares. In the event of any consolidation, reclassification or change of the Warrant Shares into a lesser number of the same or different class or classes of stock, the number of Warrant Shares deliverable upon exercise of this Warrant shall be proportionally decreased, the class or classes of such Warrant Shares shall be appropriately adjusted and the Purchase Price for each such Warrant Share shall be proportionately increased. In the event of any subdivision, reclassification or change of the Warrant Shares into a greater number of the same or different class or classes of stock, the number of Warrant Shares deliverable upon exercise of this Warrant shall be proportionally increased, the class or classes of such Warrant Shares shall be appropriately adjusted and the Purchase Price for each such Warrant Share shall be proportionately reduced. The provisions of this Section 3(a) shall similarly apply to successive subdivisions, consolidations, reclassifications or other similar events.

(b)            Reorganizations. If there shall occur any capital reorganization of the Preferred Stock (excluding mergers and consolidations covered under Section 3(c) and other than a subdivision, combination, reclassification or change in par value), then, as part of any such reorganization, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the exercise of this Warrant the kind and amount of shares of capital stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization, such Holder had held the number of shares of Preferred Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company (the “Board”)) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder such that the provisions set forth in this Section  3 (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of capital stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

(c)            Merger, Consolidation or Sale of Assets. If there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of capital stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to this Warrant immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(d)             No Adjustment. No adjustment of the Purchase Price shall be made if the amount of such adjustment is less than 1% of the Purchase Price in effect immediately prior to the event giving rise to the adjustment. In such case, any adjustment that would otherwise be required then to be made will be carried forward and made at the time of and together with the next subsequent adjustment that, together with any adjustment so carried forward, amounts to at least 1% of the Purchase Price

(e)             Certificate of Adjustment. When any adjustment is required to be made in the Purchase Price pursuant to the terms of this Warrant, the Company shall promptly mail to the Holder a certificate setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Delivery of such certificate shall be deemed to be a final and binding determination with respect to such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in this Section 3.

Section 4.               [Reserved]

Section 5.  Notices. Unless otherwise specifically provided herein, all communications under this Warrant shall be in writing and shall be deemed to have been duly given (a) on the date personally delivered to the party to whom notice is to be given, (b) on the day of transmission if sent by email with confirmation of receipt, (c) on the Business Day after delivery by nationally recognized overnight courier which utilizes a written form of receipt, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant. Any party hereto may change its address for purposes of this Section 5 by giving the other party hereto written notice of the new address in the manner set forth herein.

Section 6.  Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 7.  Determination of Fair Market Value. The “Fair Market Value” means, at any time, the fair market value of a share of Preferred Stock, as determined by the Board in its reasonable good faith judgment.

Section 8.  Fractional Shares. No fractional shares of Preferred Stock shall be issued in connection with any exercise hereunder, and in lieu of any such fractional shares, the Company shall make a cash payment therefor to the Holder (or such other person or persons as directed in writing to the Company by the Holder) based on the fair market value of a share of Preferred Stock on the Exercise Date.

Section 9.  Compliance with Securities Act and Legends. The Holder, by acceptance hereof, agrees that this Warrant and the shares of Preferred Stock to be issued upon exercise hereof, are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Preferred Stock to be issued upon exercise hereof, except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, as amended (the “Securities Act”), or any state’s securities laws. Upon exercise of this Warrant, the Holder shall confirm in writing, by executing the exercise notice form attached as Appendix A hereto, that the shares of Preferred Stock so purchased are being acquired for investment and not with a view toward distribution or resale. All shares of Preferred Stock issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend as follows:

THIS SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY OTHER SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THESE SECURITIES UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR COMPLIANCE WITH AN EXEMPTION THEREFROM (SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED).

Section 10.  Rights as Stockholders. Except as expressly provided in this Warrant, no Holder, in its capacity as a holder of this Warrant, shall be entitled to vote or receive dividends or be deemed the holder of shares of Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, in its capacity as a holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote for the election of the directors or upon any matter submitted to stockholders at any meeting thereof, or to receive dividends or subscription rights or otherwise, until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

Section 11.  Modification and Waiver. This Warrant and any provision hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the then current Holder, and such amendment, change, waiver, discharge or termination shall be binding on all future Holders.

Section 12.  Descriptive Headings. The descriptive headings contained in this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

Section 13.  Governing Law. The validity, interpretation and performance of this Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might be applied under principles of conflicts of law.

Section 14.  Severability. If any provision of this Warrant is held to be unenforceable under applicable law, then (i) such provision shall be excluded from this Warrant, (ii) the balance of this Warrant shall be interpreted as if such provision were so excluded and (iii) the balance of this Warrant shall be enforceable in accordance with its terms.

Section 15.  Acceptance. Receipt of this Warrant by the Holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

Section 16.  Assignment. Without the prior written consent of the Company, the Warrant shall not be assigned, pledged, or hypothecated by the Holder, other than to the Holder’s Affiliates (as defined below), and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Warrant or of any rights granted hereunder contrary to the provisions of this Section 16, or the levy of any attachment or similar process upon the Warrant or such rights, shall be null and void. The terms and conditions of this Warrant shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. An “Affiliate” means, with respect to the Holder, any other person or entity who or which, directly or indirectly, controls, is controlled by, or is under Preferred control with such person or entity, including without limitation any corporation, generalpartner, managing member, officer, director, employee or trusteeof such person or entity, or any venture capital fund or registered investment company now or hereafter existing that is controlled by or under Preferred control with one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such person or entity.

Section 17.  Representations of the Holder. The Holder hereby represents as of the date of issuance of this Warrant and as of each Exercise Date as follows:

(a)            Acquisition for Personal Account; Accredited Investor. The Holder represents and warrants that it is acquiring the Warrant and, upon exercise, the Warrant Shares solely for its account for investment and not with a view to sell or distribute said Warrant, the Warrant Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Warrant Shares the Holder is acquiring is being acquired for, and will be held for, its account only. The Holder represents and warrants that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b)            Securities not Registered.

(i)             The Holder understands that the Warrant and the Warrant Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the Preferred Stock is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder hereby represents that it has no such present intention.

(ii)            The Holder recognizes that the Warrant and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to register the Warrant or the Warrant Shares of the Company, or to comply with any exemption from such registration.

(iii)           The Holder is aware that neither the Warrant nor the Warrant Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on its behalf by one of its officers thereunto duly authorized.

Greenfield Robotics Corporation

Clint Brauer, Chief Executive Officer

APPENDIX A
Notice of Exercise

The Company agrees to furnish supplementally a copy of any omitted schedule, appendix or exhibit to the Commission upon request.